The Coastal Corporation                                 The Energy People






                                 March 27, 1997

Dear Fellow Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of The Coastal Corporation to be held on May 8, 1997, at the Renaissance Houston Hotel, Greenway Plaza, Houston, Texas, at 10:00 a.m. Your Board of Directors and executive officers look forward to personally greeting those stockholders able to attend.

         The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

         It is important that your shares be represented at the meeting. Would you please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                          Sincerely,

                                             O. S. WYATT, JR.
                                      ----------------------------
                                             O. S. Wyatt, Jr.
                                          Chairman of the Board

                                             DAVID A. ARLEDGE
                                      ----------------------------
                                             David A. Arledge
                                               President and
                                          Chief Executive Officer



COASTAL TOWER
NINE GREENWAY PLAZA
HOUSTON, TEXAS 77046-0995

                             THE COASTAL CORPORATION
                                  Coastal Tower
                               Nine Greenway Plaza
                            Houston, Texas 77046-0995

                NOTICE OF THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1997

To the Stockholders of The Coastal Corporation:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of The Coastal Corporation ("Coastal" or the "Company") will be held at 10:00 a.m. on May 8, 1997, at the Renaissance Houston Hotel, Greenway Plaza, Houston, Texas, for the following purposes:

         (1) To elect four Class II directors to terms of office expiring at the year 2000 Annual Meeting of Stockholders; and

         (2) To consider a stockholder proposal, described in the accompanying Proxy Statement, which is opposed by the Board of Directors; and

         (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

         The voting stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you would sign, date and return the enclosed proxy at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, signing and returning the proxy will assure your representation at the Annual Meeting.

         The Board of Directors has fixed the close of business on March 12, 1997 as the record date for the determination of holders of Common Stock, Class A Common Stock, $1.19 Cumulative Convertible Preferred Stock, Series A, $1.83 Cumulative Convertible Preferred Stock, Series B, and $5.00 Cumulative Convertible Preferred Stock, Series C, entitled to notice of, and to vote at, the Annual Meeting.

                                 By Order of the Board of Directors,

                                          AUSTIN M. O'TOOLE
                                 -----------------------------------
                                          Austin M. O'Toole
                                 Senior Vice President and Secretary

March 27, 1997

                             YOUR VOTE IS IMPORTANT

TO SECURE THE LARGEST POSSIBLE REPRESENTATION AT THE MEETING AND SAVE THE EXPENSE OF A SECOND MAILING, WOULD YOU PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS


                                                                           Page

Stock Ownership...........................................................   2
Corporate Governance......................................................   3
Proposal 1 - Election of Directors........................................   3
Information Regarding Directors...........................................   5
      Committees and Meetings.............................................   6
      Compensation of Directors...........................................   7
Executive Compensation....................................................   8
      Summary of Cash and Certain Other Compensation......................   8
      Stock Options.......................................................   9
      Option/SAR Exercises and Holdings...................................  10
Compensation and Executive Development Committee Report on Executive
      Compensation........................................................  10
Pension Plan Table........................................................  13
Performance Graph - Shareholder Return on Common Stock....................  14
Transactions with Management and Others...................................  14
Proposal 2 - Stockholder Proposal.........................................  15
Vote Required for Approval................................................  16
Compliance with Section 16(a) of the Exchange Act.........................  16
Independent Auditors......................................................  16
Stockholder Proposals.....................................................  16
Other Matters.............................................................  17
Availability of Form 10-K Annual Report ..................................  17


                                       (i)

                             THE COASTAL CORPORATION

                                 PROXY STATEMENT

      The enclosed proxy is being solicited by the Board of Directors of The Coastal Corporation ("Coastal" or the "Company"), Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995, telephone number (713) 877-1400, for use at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on May 8, 1997, at the Renaissance Houston Hotel, Greenway Plaza, Houston, Texas, or any adjournments thereof. Certain directors, officers and employees of the Company will solicit proxies by telephone, telegram, mail or personal contact at the Company's expense. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $6,000 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This proxy statement is being mailed on or about March 27, 1997 to stockholders of record on March 12, 1997.

      The purpose of the Meeting is for the stockholders of the Company (1) to elect four Class II directors to terms of office expiring at the year 2000 Annual Meeting of Stockholders; and (2) to consider and act on a stockholder proposal, which is opposed by the Board of Directors; and (3) to transact such other business as may properly come before the Meeting or any adjournments thereof.

      The total number of shares of stock of the Company outstanding and entitled to vote at the Meeting is 105,995,018 consisting of: 59,068 shares of $1.19 Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), 72,398 shares of $1.83 Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), and 31,940 shares of $5.00 Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock") (the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are referred to herein collectively as the "Preferred Stock"), 105,451,513 shares of Common Stock, and 380,099 shares of Class A Common Stock. Each share of Common Stock or Preferred Stock entitles the holder to one vote with respect to all matters to come before the Meeting and all of such shares will vote together as a single class. Except with respect to the election of one of the four Class II directors, each share of Class A Common Stock entitles the holder to 100 votes with respect to all matters to come before the Meeting, voting with the Common Stock and the Preferred Stock. In the election of directors, the Class A Common Stock will vote, together as a class with the Common Stock and Preferred Stock, for the election of three of the four Class II directors standing for election. The Common Stock and Preferred Stock will vote together as a class for the election of the remaining Class II director standing for election. Only holders of voting securities of record at the close of business on March 12, 1997 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. Management knows of no person that owns beneficially more than five percent (5%) of the outstanding shares of any class of voting securities of the Company, other than as set forth below under "Stock Ownership." The aggregate of all shares entitled to vote at the meeting have 143,624,819 votes. A quorum consists of a majority of the votes entitled to be cast, or 71,812,410 votes.

      The Annual Report of the Company for the year ended December 31, 1996, including financial statements, is being mailed on or about March 27, 1997, together with this Proxy Statement to all stockholders of record as of March 12, 1997, except for accounts where the stockholder has filed a written request to eliminate duplicate reports. Additional copies of the Annual Report are available without charge, upon request. See "Availability of Form 10-K Annual Report."

      Each properly executed proxy received at or before the Meeting on May 8, 1997 will be voted at the Meeting as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted FOR the election of all the nominees as Class II directors and AGAINST the stockholder proposal. The shares held by each stockholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the Meeting unless such proxy is timely revoked. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is voted by giving written notice to the Secretary of the Company, or by a stockholder personally voting his or her shares at the Meeting, or by giving a later dated proxy.

                                 STOCK OWNERSHIP

      The following table sets forth information, as of March 12, 1997, with respect to each person known or believed by the Company to be the beneficial owner, who has or shares voting and/or investment power (other than as set forth below), of more than five percent (5%) of any class of its voting securities.

      Name and Address                                                                                 Percent (%)
     of Beneficial Owner                       Title of Class             Number of Shares            of Class <F1>
     -------------------                     ------------------           ----------------            ------------

O. S. Wyatt, Jr.                            Class A Common Stock               154,577  <F2>               40.4
Chairman of the Board
of Coastal
Nine Greenway Plaza
Houston, Texas 77046-0995

Trustee/Custodian under the                     Common Stock                12,344,644  <F3>               11.7
Thrift Plan, ESOP and                       Class A Common Stock                64,429  <F3>               16.8
Pension Plan of Coastal
and its subsidiaries
Texas Commerce Bank
 National Association
600 Travis, 10th Floor
Houston, Texas  77002

FMR Corp.                                       Common Stock                 7,411,815                      7.0
82 Devonshire Street
Boston, Massachusetts 02109

Isabel H. Long                            Series A Preferred Stock              28,976                     49.1
485 S. Parkview Ave.,
Columbus, Ohio  43209-1075

The DeZurik Family                        Series C Preferred Stock              31,940  <F4>              100.0
c/o David DeZurik
2460 S.E. 8th St.
Pompano Beach, Florida 33062

----------

<F1>
Class includes presently exercisable stock options held by directors and executive officers.

<F2>
Includes 7,354 shares of Class A Common Stock owned by the spouse and a son of Mr. Wyatt, as to which shares beneficial ownership is disclaimed.

<F3>
The Trustee/Custodian is the record owner of these shares; and also is the record owner of 742 shares of the Series B Preferred Stock, each of which is convertible into 3.6125 shares of Common Stock and 0.1 share of Class A Common Stock. Voting instructions are requested from each participant in the Thrift Plan and ESOP and from the trustees under a Pension Trust. Absent timely voting instructions, the Trustee is permitted to vote Thrift Plan and ESOP shares on any matter, but has no authority to vote Pension Plan shares. Nor does the Trustee/Custodian have any authority to dispose of shares except pursuant to instructions of the administrator of the Thrift Plan and ESOP or pursuant to instructions from the trustees under the Pension Trust.

<F4>
Members of the DeZurik family acquired the Series C Preferred Stock in connection with a 1972 Agreement of Merger involving the acquisition of Colorado Interstate Gas Company, a subsidiary of the Company.

                              CORPORATE GOVERNANCE

      The Board of Directors ("Board") presently consists of twelve members, of whom nine are outside directors, including several former officers of the Company. The Board also has one non-voting Director emeritus. Each of the outside directors, in the opinion of the Board, is independent of management and free of any relationship that would interfere with the exercise of independent judgment and is eligible to serve as a member of the Board's independent committees under the applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

      The Board is committed to the policy of having a majority of its directors as "independent directors." In fact, since 1988, no additional insider (i.e., officer or employee) has been elected to the Board of Directors.

      At the Annual Meeting of the Board of Directors, to be held immediately following the Annual Meeting of Stockholders, the Board will appoint a Nominating Committee consisting entirely of independent directors. The committee will be charged with developing criteria for Board membership and will actively seek to expand the composition of the Board of Directors from twelve to at least 14 members. Persons selected for nomination to the Board will not include present officers or employees of the Company or persons having a significant tie to the Company or management other than as stockholders.

      The primary qualification for Board membership will continue to be the individual's ability to contribute to the business success of the Company and the best interests of its stockholders. The Nominating Committee will also be available to senior management of the Company for consultation concerning Board candidates.

      The Company's Audit Committee and Compensation and Executive Development Committee, consisting exclusively of independent, outside directors, will continue to be so constituted.

      The Board of Directors is also committed to regular assessments, at least annually, of its own structure and performance. This assessment would include a review of the number and length of Board meetings, the content, sufficiency and timeliness of Board materials in support of agenda items, the accessability to the Board of members of management of the Company, and the composition of Board committees. The Nominating Committee would also be charged with the responsibility of monitoring the availability, performance and contribution of the incumbent directors and to make recommendations to the Board concerning the re-nomination of directors whose terms are expiring at each Annual Meeting of Stockholders.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

      The Company's Restated Certificate of Incorporation provides for a Board of Directors to serve in three classes having staggered terms of three years each. At present, there are twelve directors: four directors whose terms of office expire at the 1997 Annual Meeting; four directors whose terms of office expire at the 1998 Annual Meeting; and four directors whose terms of office expire at the 1999 Annual Meeting. Information regarding each of the incumbent directors is set forth herein under the headings "Information Regarding Directors," and "Executive Compensation." At the 1997 Annual Meeting, the stockholders will be asked to elect four Class II directors.

     The four nominees for Class II director, each of whom is presently serving in that capacity, and whose new terms would expire at the year 2000 Annual Meeting of Stockholders, are: David A. Arledge, George L. Brundrett, Jr., L. D. Wooddy, Jr. and O. S. Wyatt, Jr.

      The holders of Common Stock, voting as a class with the Preferred Stock, are entitled to elect 25% of the Company's directors standing for election at each meeting held for the election of directors. Mr. Arledge has been nominated by the Board of Directors to stand for election by the holders of Common Stock and Preferred Stock at the 1997 Annual Meeting. Each share of Common Stock and Preferred Stock has one vote for the election of this director. All directors and executive officers as a group own shares representing 3.1% of the votes entitled to be cast for the election of Mr. Arledge.

      The holders of Common Stock, Preferred Stock and Class A Common Stock, voting together as a class, are entitled to elect the remaining 75% of the Company's directors standing for election. Messrs. Brundrett, Wooddy and Wyatt have been nominated by the Board of Directors to stand for election by the holders of Common Stock, Preferred Stock and Class A Common Stock at the 1997 Annual Meeting. Each share of Common Stock or Preferred Stock has one vote for the election of these three directors. Each share of Class A Common Stock has 100 votes for the election of these three directors. Holders of Class A Common Stock entitled to vote at the Meeting have 38,009,900 votes of a total of 143,624,819 votes, or 26.5% of the votes entitled to be cast. All directors and executive officers as a group own shares representing 15.1% of the votes entitled to be cast for the election of Messrs. Brundrett, Wooddy and Wyatt.

      If any nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person, if any, designated by the Board of Directors.

      The enclosed form of proxy provides a means for stockholders to vote for the election of the Class II directors listed above, to withhold authority to vote for one or more of such directors, or to withhold authority to vote for all of such directors. Unless a stockholder who withholds authority votes for the election of one or more other persons at the Meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of directors, assuming that a quorum (a majority of the votes entitled to be cast), is present at the Meeting.

                         INFORMATION REGARDING DIRECTORS

      The following table sets forth information, as of March 12, 1997, regarding each of the current directors, including Class II directors standing for election, and all directors and executive officers as a group. Each director has furnished the information with respect to age, principal occupation and ownership of shares of stock of the Company. Messrs. Arledge, Brundrett, Wooddy and Wyatt are Class II directors whose terms expire in 1997; Messrs. Cordes, Gates, Johnson and McDade are Class III directors whose terms expire in 1998; and Messrs. Bissell, Burrow, Chapin and Katzin are Class I directors whose terms expire in 1999.

                                                                                                  Number of Shares
   Name, (Age), Year          Offices with Coastal                                                  Beneficially         Percent (%)
 First Became Director     and/or Principal Occupation                    Title of Class              Owned<F1>           of Class*
 ---------------------     ---------------------------                    --------------          ----------------      -----------

O. S. Wyatt, Jr.          Chairman of the Board                           Common Stock               2,858,863  <F2>         2.7
(72), 1955                                                                Class A Common Stock         154,577  <F2>        40.4

Harold Burrow             Vice Chairman of the Board;                     Common Stock                 137,127  <F2>
(82), 1973                Chairman of Colorado Interstate Gas             Class A Common Stock          13,601               3.6
                          Company and American Natural
                          Resources Company

David A. Arledge          President and                                   Common Stock                 181,112
(52), 1988                Chief Executive Officer                         Class A Common Stock           2,352

John M. Bissell           Chairman of the Board                           Common Stock                   5,080
(66), 1985                of Bissell Inc.                                 Class A Common Stock             -0-

George L. Brundrett, Jr.  Attorney                                        Common Stock                   4,910
(75), 1973                                                                Class A Common Stock           2,290

Roy D. Chapin, Jr.        Former Chairman and                             Common Stock                   3,250  <F2>
(81), 1988                Chief Executive Officer                         Class A Common Stock             -0-
                          of American Motors Corporation

James F. Cordes           Retired; former Executive Vice                  Common Stock                  18,708
(56), 1985                President of the Company                        Class A Common Stock             -0-

Roy L. Gates              Ranching and Investments                        Common Stock                   4,095
(68), 1969                                                                Class A Common Stock           2,736

Kenneth O. Johnson        Senior Vice President                           Common Stock                  40,020
(76), 1988                                                                Class A Common Stock           9,604               2.5

Jerome S. Katzin          Retired Investment Banker                       Common Stock                  41,803
(78), 1983                                                                Class A Common Stock             -0-

Thomas R. McDade          Senior Partner, Law Firm of McDade,             Common Stock                     500
(64), 1993                Fogler, Maines & Lohse L.L.P., Houston          Class A Common Stock             -0-

L. D. Wooddy, Jr.         Retired; Former President of Exxon              Common Stock                   3,000
(70), 1992                Pipeline Company                                Class A Common Stock             -0-

All directors and executive officers as a group                           Common Stock               3,711,260  <F3>         3.5
(33 persons, including the above)                                         Class A Common Stock         186,568  <F3>        48.8

                        (See footnotes on following page)

      * Less than one percent unless otherwise indicated. Class includes outstanding shares and presently exercisable stock options held by directors and executive officers. Excluding presently exercisable stock options, directors and executive officers as a group would own 184,288 shares of Class A Common Stock, which would constitute 48.5% of the shares of such class.

                                        5




<F1>
Except for the shares referred to in Notes 2 and 3 below, and the shares represented by presently exercisable stock options, the holders are believed by Coastal to have sole voting and investment power as to the shares indicated. Amounts include shares in Coastal ESOP and Thrift Plan, and presently exercisable stock options held by Messrs. Arledge (162,093 shares of Common Stock and 2,280 shares of Class A Common Stock), Cordes (8,000 shares of Common Stock), and Johnson (7,848 shares of Common Stock).

<F2>
Includes shares owned by the spouse and a son of Mr. Wyatt (266,895 shares of Common Stock and 7,354 shares of Class A Common Stock), by the spouse of Mr. Burrow (5,000 shares of Common Stock) and by the spouse of Mr. Chapin (1,000 shares of Common Stock), as to which shares beneficial ownership is disclaimed.

<F3>
Includes presently exercisable stock options to purchase 453,829 shares of Common Stock and 2,280 shares of Class A Common Stock; also includes 280,928 shares of Common Stock and 7,354 shares of Class A Common Stock owned by spouses and children, as to which shares beneficial ownership is disclaimed. In addition, one executive officer owns 8 shares of Series B Preferred Stock, each of which is convertible into 3.6125 shares of Common Stock and 0.1 share of Class A Common Stock.

      No incumbent director is related by blood, marriage or adoption to another director or to any executive officer of the Company or its subsidiaries or affiliates.

      Except as hereafter indicated, the above table includes the principal occupation of each of the directors during the past five years. The listed executive officers have held various executive positions with Coastal, American Natural Resources Company, ANR Pipeline Company and/or Colorado Interstate Gas Company during the five-year period.

      Mr. Bissell is a member of the Boards of Directors of Old Kent Financial Corporation and Batts Inc.

      Mr. Cordes is a member of the Board of Directors of Comerica Inc.

      Mr. Katzin is a member of the Board of Directors of Qualcomm Incorporated.

      Mr. McDade is a trial lawyer and the founding senior partner of the Houston law firm of McDade, Fogler, Maines & Lohse L.L.P. Prior to forming McDade, Fogler, Maines & Lohse L.L.P., he was a senior partner in the Houston law firm of Fulbright & Jaworski. He is a member of the Board of Directors of Equity Corporation International.

      Messrs. Arledge and Burrow are directors of Colorado Interstate Gas Company and ANR Pipeline Company. Both of these subsidiaries of the Company are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Committees and Meetings

      The Company's Board of Directors has an Executive Committee which consists of Messrs. Wyatt (Chairman), Arledge, Burrow, Cordes and Wooddy which has general authority to act in the management and business affairs of the Company when the full Board of Directors is not in session, except for the review of capital expenditures in excess of $15,000,000.

      As permitted by the General Corporation Law of the State of Delaware and the Company's By-Laws, the Board of Directors and the Executive Committee took various corporate actions during 1996 by means of unanimous written consent. These actions included approval or review of certain capital expenditures, credit arrangements, corporate guarantees, elections of officers, establishment of bank accounts and similar authorizations.

      During 1996, the Board of Directors held 8 regular meetings and 5 special meetings and also approved 1 action by unanimous consent. The Executive Committee held 6 meetings and approved 65 matters by consent action.

      Each incumbent director attended a minimum of 83% of the aggregate of (i) the 1996 meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served. Nine directors attended 100% of such meetings. Attendance of all directors at such meetings averaged 96%.

      The Company also has an Audit Committee consisting of Messrs. Katzin (Chairman), Bissell and Gates which meets periodically to review the results of operations of the Company with members of the Company's staff who are responsible for accounting matters and from time to time with the Company's independent auditors, Deloitte & Touche LLP. During 1996, the Audit Committee met 8 times.

      In addition, the Company has a Compensation and Executive Development Committee which consists of Messrs. Bissell (Chairman), Chapin and Katzin which meets from time to time to review compensation, stock option awards and other matters concerning remuneration of employees of the Company. During 1996, the Compensation and Executive Development Committee met 5 times and also approved 20 matters by consent action.

      The Company does not presently have a nominating committee (see discussion under "Corporate Governance" concerning the establishment of a Nominating Committee).

Compensation of Directors

      There is a limitation of $60,000 per annum on director fees paid by Coastal to any non-officer director. During 1996, each director, except Messrs. Wyatt, Arledge, Cordes and Johnson received directors' fees at the annual rate of $24,000 for services as a director; Mr. Burrow and Mr. Wooddy each received fees of $24,000 for services as members of the Executive Committee; Messrs. Bissell, Katzin and Gates each received fees of $24,000 for services as members of the Audit Committee; Messrs. Bissell and Katzin each received fees of $12,000 for services as members of the Compensation and Executive Development Committee. Mr. Chapin received fees of $15,000 for services as a member of the Compensation and Executive Development Committee.

      Mr. Burrow retired effective December 31, 1995 and entered into consulting agreements with Colorado Interstate Gas Company and ANR Pipeline Company pursuant to which he received consulting fees in the aggregate of $60,000 in 1996. He also received aggregate fees of $48,000 as a director and member of the Executive Committee of Coastal, fees of $18,000 as a director of Colorado Interstate Gas Company and fees of $24,000 as a director of ANR Pipeline Company. Mr. Burrow has elected to defer receipt of his directors' fees until he is no longer serving as a director.

      Mr. Wooddy has elected to defer receipt of his directors' fees until he is no longer serving as a director.

      Mr. Cordes retired effective March 7, 1997. He will receive aggregate fees of $4,000 per month (aggregating $40,000 in 1997) as a director and member of the Executive Committee of Coastal.

      Messrs. Bissell and Chapin received fees in 1996 of $10,875 and $12,000, respectively, for services as directors of ANR Pipeline Company.

      Mr. McDade's firm received a retainer of $250,000 for legal services rendered to the Company in 1996; and is receiving a retainer of $200,000 for legal services rendered and to be rendered in 1997.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table sets forth information for the fiscal years ended December 31, 1996, 1995 and 1994 as to cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer ("CEO") and its four other most highly compensated executive officers (the "Named Executive Officers").

                                            Summary Compensation Table

                                                                             Long Term Compensation
                                                                         ------------------------------
                                     Annual Compensation<F1>                Awards           Payouts
                             ----------------------------------          ------------     -------------
                                                                          Securities                       All Other
                                                                          Underlying          LTIP          Compen-
Name and                                                                   Options/          Payouts        sation
Principal Position           Year       Salary ($)    Bonus ($)<F2>       SARs (#)<F3>       ($)<F4>         $<F5>
------------------           ----       ----------    ---------          ------------     -------------    ---------

O. S. Wyatt, Jr.,            1996         849,093         300,000               -0-                             67,928
Chairman of the Board        1995         849,093         300,000               -0-                             67,928
                             1994         849,093         200,000               -0-                             67,928

David A. Arledge,            1996         707,194         300,000           150,000                             56,576
President, CEO               1995         622,867         300,000            50,000          85,875             49,829
and Director                 1994         553,873         150,000               -0-                             44,310

James F. Cordes,<F6>         1996         592,223             -0-               -0-                             12,000
Executive V.P.               1995         592,223         135,000            15,000          42,937             47,378
and Director                 1994         592,223         130,000               -0-                             47,378

James A. King,               1996         343,823          80,000            10,000                             13,572
Executive V.P.               1995         343,823          80,000            10,000                             10,141
                             1994         343,823          75,000               -0-                              6,877

Jerry D. Bullock,            1996         249,147         160,000            10,000                              6,383
Senior V.P.                  1995         249,147          75,000            10,000                              6,766
                             1994         249,147          65,000               -0-                              3,383

------------------------

<F1>
Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of annual salary and bonus for any named individual.

<F2>
Bonuses are based on the following factors: the individual's position; the individual's responsibility; and the individual's ability to impact the Company's financial success. See Committee Report on page 10.

<F3>
The options do not carry any stock appreciation rights.

<F4>
During 1995, Messrs. Arledge and Cordes received one-time cash payments in the amounts indicated in connection with awards made in 1987 under the Company's Performance Unit Plan. No further awards have been made under this Plan.

<F5>
All Other Compensation for 1996 consists of: (i) Company contributions to the Coastal Thrift Plan (O. S. Wyatt, Jr. $12,000; David A. Arledge $12,000; James F. Cordes $12,000; James A. King $6,000; and Jerry D. Bullock

                                        8




$6,000); and (ii) certain payments in lieu of Thrift Plan contributions (O.
S. Wyatt, Jr. $55,927; David A. Arledge $44,576; James F. Cordes $-0-; James A. King $7,572; and Jerry D. Bullock $383); these payments are made to all employees of the Company and its subsidiaries who participate in the Thrift Plan who must discontinue their Thrift Plan participation due to federal statutory limits.

<F6>  Mr. Cordes retired as an officer of the Company effective March 7, 1997.

Stock Options

      The following table sets forth information with respect to stock options granted on March 1, 1996 for the fiscal year ended December 31, 1996 to the Named Executive Officers.

                  Option/SAR Grants in Last Fiscal Year (1996)

                                Number of       Percent of Total
                               Securities         Options/SARs
                               Underlying          Granted to          Exercise                      Grant Date
                              Options/SARs        Employees in           Price       Expiration        Present
           Name                  Granted<F1>       Fiscal Year<F2>      ($/Sh)          Date         Value ($)<F3>
           ----             ----------------- ---------------------   ----------   --------------  --------------

O. S. Wyatt, Jr.                    -0-                  -0-              -0-              -0-              -0-

David A. Arledge                 150,000                22.6            36.56           2/28/06       1,848,108

James F. Cordes                     -0-                  -0-              -0-              -0-              -0-

James A. King                     10,000                 1.5            36.56           2/28/06         123,207

Jerry D. Bullock                  10,000                 1.5            36.56           2/28/06         123,207

---------------------

<F1>
Options expire ten years from the date of issuance and are granted at the fair market value of the Common Stock of the Company on the date of grant. Options vest cumulatively at a rate of 20% of the option shares on each anniversary date of the date of grant beginning with the second anniversary.

<F2>
The options do not carry any stock appreciation rights.

<F3>
Based on the Black-Scholes option pricing model expressed as a ratio .337 x exercise price x number of shares. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of .1925, calculated using monthly stock prices for the three years prior to the grant date, (ii) an interest rate of 6.25%, (iii) a dividend yield of 1.40% and (iv) an expected option holding period of eight years. No adjustments were made for the non-transferability of the options or to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission ("S.E.C.") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation.

Option/SAR Exercises and Holdings

      The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the fiscal year ("FY") ended December 31, 1996.

                                Aggregated Option/SAR Exercises In Last Fiscal Year
                                        And FY-End Option/SAR Values (1996)

                                                                           Number of
                                                                          Securities              Value of
                                                                          Underlying             Unexercised
                                                                          Unexercised           In-the-Money
                                                                         Options/SARs           Options/SARs
                                                                         at FY-End (#)        at FY-End ($)<F1>

                           Shares Acquired                               Exercisable/           Exercisable/
        Name               on Exercise (#)      Value Realized ($)       Unexercisable          Unexercisable
--------------------    -------------------    --------------------    ----------------    ------------------
O. S. Wyatt, Jr.               -0-                     -0-             -0-     /  -0-         -0-     /     -0-
David A. Arledge               55,000               1,118,737         187,373  / 228,000   3,943,307  /  3,595,560
James F. Cordes                30,000                 234,914          -0-     /  35,000      -0-     /    754,500
James A. King                  -0-                     -0-             26,000  /  24,000     599,800  /    432,200
Jerry D. Bullock                6,000                  69,920           2,000  /  27,000      41,760  /    491,860

------------------
<F1>
$-based on the market price of $49.44 at December 31, 1996.

                COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The following report has been provided by The Coastal Corporation's Compensation and Executive Development Committee (the "Committee") of the Board of Directors in accordance with current S.E.C. proxy statement disclosure requirements. The members of the Committee include John M. Bissell (Chairman), Roy D. Chapin, Jr., and Jerome S. Katzin.

      This material states Coastal's current overall compensation philosophy and program objectives. Detailed descriptions of the Company's compensation programs are provided as well as the information on the Company's 1996 pay levels for the CEO.

Overall Objectives of the Executive Compensation Program

      The Company's compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation - at expected levels of performance - in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and stockholders such that a significant portion of each executive's compensation is directly linked to maximizing stockholder value.

      In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive pay that varies based on corporate and individual performance.

      To accomplish these objectives, the Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives, and long-term incentives (i.e., stock options). The following sections describe the Company's plans by element of compensation and discuss how each component relates to the Company's overall compensation philosophy.

      In reviewing this information, reference is often made to the use of competitive market data as criteria for establishing targeted compensation levels. The Company targets the market 50th percentile for its total compensation program and actual total compensation rates in 1996 were at or below the targeted level. (However, the Company's competitive pay posture varies by pay element, as described below.) Several market data sources are used by the Company, including energy industry norms for the publicly traded peer companies included in the Company's shareholder return performance graph, as reflected in these companies' proxy statements. In addition, we utilize published survey data and data obtained from independent consultants that are for general industry companies similar in size (i.e., revenues) to the Company. The published surveys include data on over 50 companies of comparable size to the Company, as measured by revenues. Greater emphasis is placed on the published data and data obtained from consultants than on the data for proxy peers, since the published data and consulting data are reflective of company size.

Base Salary Program

      The Company's base salary program is based on a philosophy of providing base pay levels that fall between the market 50th and 75th percentiles. The Company periodically reviews its executive pay levels to assure consistency with the external market. Generally, the Company's actual base salary levels for 1996 for executives as a group were consistent with the targeted percentiles. We believe it is crucial to provide strongly competitive salaries over time in order to attract and retain executives who are highly talented.

      Annual salary adjustments for the Company are based on several factors: general levels of market salary increases, individual performance, competitive base salary levels, and the Company's overall financial results. The Company reviews performance qualitatively considering total shareholder returns, the level of earnings, return on equity, return on total capital and individual business unit performance. These criteria are assessed qualitatively and are not weighted. All base salary increases are based on a philosophy of pay-for-performance and perceptions of an individual's long-term value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

The Annual Bonus Plan

      The Company's Annual Bonus Plan is intended to (1) reward key employees based on company/business unit and individual performance; (2) motivate key employees; and (3) provide competitive cash compensation opportunities to plan participants. Under the plan, target award opportunities vary by individual position and are expressed as a percent of base salary. The individual target award opportunities, which are slightly below market median levels, are then aggregated into a total target pool which is adjusted as described below. The amount a particular executive may earn is directly dependent on the individual's position, responsibility, and ability to impact our financial success.

      The actual bonus pool is established each year by modifying the target pool based on the Company's overall performance against measures established by the Committee. In fiscal year 1996, the key performance measure considered was earnings before interest and taxes ("EBIT") against plan. This measure was weighted 50% of the total bonus program. In 1996 the Company's EBIT performance was above threshold standards (minimum performance level for bonus payment) but below a very aggressive plan, resulting in the EBIT portion of the bonus paid being below target. The remaining 50% of the annual bonus opportunity in 1996 is a discretionary annual bonus pool. As a result, no formula performance measures were used in establishing the size of awards under this portion of the plan. However, in establishing the size of the discretionary bonus pool, the Committee considered the Company's Return on Equity relative to industry peers (using the same peers included in the shareholder return graph), Return on Total Capital compared to industry peers, the EBIT performance of each business unit, progress made toward improving the Company's operational and financial performance, and the need to reward unique individual contributions. These measures were not formally weighted by the Committee. The size of the discretionary bonus pool element was established above threshold but below target based on the qualitative performance assessment described above. As a result, actual bonus payments for 1996 were below target and median market levels.

      Individual awards from the established bonus pool are recommended by senior management, with advice and consent from the Committee. Individual awards from the pool are based on business unit and individual employee performance, future potential, and competitive considerations. All individual performance assessments are conducted in a non-formula fashion without specific goal weightings. The total bonus awards made may not exceed the amount of funds in the bonus pool.

Long-Term Incentive Plan

      The Company's Long-Term Incentive Plan ("LTIP") is designed to focus executive efforts on the long-term goals of the Company and to maximize total return to our shareholders. While the Company's LTIP allows the Committee to use a variety of long-term incentive devices, the Committee has relied solely on stock option awards to provide long-term incentive opportunities in recent years.

      Stock options align the interests of employees and shareholders by providing value to the executive through stock price appreciation only. All stock options have a ten-year term before expiration and are fully exercisable within 6 years of the grant date.

      Stock options were granted to certain of the Named Executive Officers in 1996 and it is anticipated that stock option awards will be made periodically at the discretion of the Committee in the future. As in past years, the number of shares actually granted to a particular participant is also based on the Company's financial success, its future business plans, and the individual's position and level of responsibility within the Company. All of these factors are assessed subjectively and are not weighted. Stock options granted by the Company in 1996 were overall below market median levels.

1996 Chief Executive Officer Pay

      As previously described, the Committee considers several factors in developing an executive's compensation package. For the CEO, these include competitive market practices (consistent with the philosophy described for other executives), experience, achievement of strategic goals, and the financial success of the Company (considering the factors described under the annual bonus plan above).

David A. Arledge

      Mr. Arledge's annual salary was increased to $725,000 in 1996. This action moved his salary closer to, but still below, the market median levels of salary for the CEO position in companies of comparable size.

      Mr. Arledge's bonus for 1996 was $300,000, payable in 1997. This award was below targeted levels (and below market median levels) since the Company's aggregate performance on the measures described in the annual bonus section of this report were below the aggressive Company targets.

      The Committee granted stock options for 150,000 shares to Mr. Arledge in 1996 in recognition of his performance and as an incentive to continue his efforts to increase shareholder value. These awards are tied to performance in that the executive only realizes income from stock options if the stock price rises. The grant is below market median levels for the executive positions held by him.

$1 Million Pay Deductibility Cap

      Under Section 162(m) of the Internal Revenue Code, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1 million. To address the $1 million pay deductibility cap issue, the Company's 1996 LTIP is structured so that stock option awards (which are intended to be the primary long-term incentive vehicle for the present time) qualify for an exemption from the $1 million pay deductibility limit.

      Also, at the present time, the Chairman of the Board of Directors and the CEO are the only executives whose base salary plus target bonus exceeds $1 million. In order to preserve the Company's tax deduction for base salary plus bonus for these individuals, the Company has established a nonqualified deferred compensation program. Under this program, any annual incentive awards that bring cash compensation to a level over $1 million may be deferred so that payments occur after the individual is no longer a Named Executive Officer, thus preserving the deductibility of the pay for the Company.

                            Compensation and Executive Development Committee

                            John M. Bissell, Chairman
                            Roy D. Chapin, Jr.
                            Jerome S. Katzin

                               Pension Plan Table

      The following table shows for illustration purposes the estimated annual benefits payable currently under the Pension Plan and the Company's Replacement Pension Plan described below upon retirement at age 65 based on the compensation and years of credited service indicated.

                                                              Years of Credited Service
      5-Year Final                     --------------------------------------------------------------------
      Average Pay                      15 Years       20 Years        25 Years       30 Years      35 Years
      -----------                      --------------------------------------------------------------------

      $    125,000.................  $   33,920      $  45,226      $   56,533      $  67,840     $  67,044
           150,000.................      41,420         55,226          69,033         82,840        82,044
           200,000.................      41,420         55,226          69,033         82,840        82,044
           250,000.................      41,420         55,226          69,033         82,840        82,044
           300,000.................      41,420         55,226          69,033         82,840        82,044
           350,000.................      41,420         55,226          69,033         82,840        82,044
           400,000.................      41,420         55,226          69,033         82,840        82,044
           500,000.................      41,420         55,226          69,033         82,840        82,044
           600,000.................      41,420         55,226          69,033         82,840        82,044
         1,000,000.................      41,420         55,226          69,033         82,840        82,044
         1,200,000.................      41,420         55,226          69,033         82,840        82,044

(A) Compensation covered under the Pension Plan for employees of the Company and the Company Replacement Pension Plan generally includes only base salary and is limited to $150,000 for 1996.

(B) Federal legislation has reduced the benefit which may be earned due to future service; however, benefits previously earned may not be reduced. At December 31, 1996 each of the individuals named in the Summary Compensation Table had covered salary for future benefit accrual of $150,000 and the following years of credited service and pension payable at age 65 (or current age, if over 65): Mr. Wyatt, 41 years, $460,768; Mr. Arledge, 16 years, $59,289; Mr. Cordes, 19 years, $81,059; Mr. King, 4 years $14,798
     (not vested); and Mr. Bullock, 4 years, $14,132 (not vested). Mr. Wyatt reached age 70 1/2 in January, 1995 and because of IRS requirements concerning the Company's qualified pension plan he began receiving pension payments in April, 1996. These payments amounted to $282,775 in 1996.

(C) The normal form of retirement income is a straight life annuity. Benefits payable under the Pension Plan are subject to offset by 1.5% of applicable monthly social security benefits multiplied by the number of years of credited service (up to 33 1/3 years).

      The Employee Retirement Income Security Act of 1974, as amended by subsequent legislation, limits the retirement benefits payable under the tax-qualified Pension Plan. Where this occurs, the Company will provide to certain executives, including persons named in the Summary Compensation Table, additional nonqualified retirement benefits under a Company Replacement Pension Plan. These benefits, plus payments under the Pension Plan, will not exceed the maximum amount which the Company would have been required to provide under the Pension Plan before application of the legislative limitations, and are reflected in the above table and footnote (B).

             PERFORMANCE GRAPH - SHAREHOLDER RETURN ON COMMON STOCK

                                    [GRAPH]

                                            Five-Year Cumulative Values
                                              $100 Invested 12/31/91
                                               Dividends Reinvested
                                                      DOLLAR VALUE OF $100 INVESTMENT AT DECEMBER 31,
                                       -----------------------------------------------------------------------
                                        1991          1992         1993         1994         1995         1996
                                        ----          ----         ----         ----         ----         ----

The Company                          $   100         $  99        $ 118        $ 109        $ 157        $ 207
S&P 500                                  100           108          118          120          165          203
Index<F1><F2>                            100           112          132          119          128          196

<F1>
The Index is based on Value Line's Diversified Natural Gas Group - the Performance Graph reflects total shareholder return weighted to reflect the market capitalization of the peer companies. The peer group is comprised of:
Burlington Res., Cabot, Columbia, Consolidated Nat. Gas, Eastern Enterprises, Enron, Enserch, Equitable Res., KN Energy, Mitchell Energy, National Fuel Gas, Noram Energy, Panhandle Eastern, Questar, Seagull Energy, Sonat, Southwestern Energy, Valero and Williams Cos.

<F2>
Coastal is excluded from the Index.


                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

      In 1987, Coastal Mart, Inc. ("Coastal Mart"), a subsidiary of the Company, entered into a ten-year lease/purchase agreement with Pester Marketing Company ("Pester Marketing") for 220 gasoline service stations (subsequently reduced to 182 stations through disposition of assets) located in the midwestern region of the United States. Jack Pester, a principal stockholder and Chief Executive Officer of Pester Marketing, subsequently became an employee, officer and director of Coastal Mart and was elected a Senior Vice President of the Company. Mr. Pester is no longer active in the management of Pester Marketing, and his stock interest in that company has been placed in trust. In 1994, the lease transaction was terminated pursuant to an agreement under which Coastal Mart acquired ownership of and title to 175 of the gasoline service stations and Pester Marketing retained the seven remaining stations.

      During 1996, the Company and/or its subsidiaries sold approximately 14,576,400 gallons of gasoline to Pester Marketing at prevailing market prices totaling approximately $10,036,200.

                        PROPOSAL 2 - STOCKHOLDER PROPOSAL

      Management has been advised by two stockholders that they will introduce a resolution at the Annual Meeting of Stockholders. The names and addresses of the co-sponsors, and the information they have provided as to the number of shares of stock of the Company they own, will be furnished by the Company either orally or in writing upon request. The proposal follows:

                               BOARD INCLUSIVENESS

      We believe the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the 21st century if our company is going to remain competitive. Our employees, customers and stockholders are now made up of a greater diversity of backgrounds than ever before. The report of the Department of Labor's 1995 bi-partisan Glass Ceiling Commission, "Good For Business: Making Full Use of the Nation's Human Capital," confirms diversity and inclusiveness in the workplace has a positive impact on the bottomline. A report of Standard and Poor 500 companies provided by Covenant Fund revealed "...firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2 1/2 times better than otherwise - comparable companies."

      In 1994 the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% of the fortune 500 companies in a comparable workforce of 57% diversity. The Glass Ceiling Commission reported that companies are selecting from only half of the talent of our workforce. Therefore we urge our corporation to enlarge its search for the best qualified board members by casting a wider net. If we are to be prepared for the 21st century we must learn how to compete in a growingly diverse global market place by promoting and selecting the best people regardless of race, gender or physical challenge. We believe the judgements and perspectives of a diverse board would serve to improve the quality of corporate decision-making.

      Since the board is responsible for representing shareholder interests in corporate meetings, a growing proportion of stockholders is now attaching value to board inclusiveness. A 1994 Investor Responsibility Research Center survey revealed 37% of respondents cited board diversity as the influencing factor for supporting votes.

      The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

      Robert Campbell, CEO of Sun Oil, stated in the Wall Street Journal, August 12, 1996, "Often what a woman or minority person can bring to the board is some perspective a company hasn't had before--adding some modern day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white-male gathering. They can also be inspirational to the company's diverse work force."

      Be it resolved that shareholders request:

1. The nominating committee of the Board make a greater effort to find qualified women and minority candidates for nomination to the Board.

2. The Board issue a statement publicly committing the company to a policy of board inclusiveness with a program of steps to take and the timeline expected to move in that direction.

3. The Company issue a report by September 1997 at a reasonable expense that includes a description of:

      a)   efforts to encourage diversified representation on our board
      b)   criteria for board qualification
      c)   the process of selecting the board candidates
      d)   the process of selecting the board committee members

Board of Directors Statement in Opposition to Stockholder Proposal

      The Company has a firm employment policy requiring fair and equal treatment regardless of race, color, religion, sex, age, national origin, physical or mental handicap and veteran status. The Company abides by Federal and State regulations in these regards.

      The Board of Directors believes that the key qualifications in the selection of directors should be their business background and experience.

      The Board of Directors also believes that the interests of the Company and its stockholders are best served by having highly qualified and independent directors with diverse backgrounds and that Board of Directors membership should be based on a person's ability to contribute to the enhancement of stockholder value. The Company and the directors believe that Coastal has such a Board of Directors, that the factors discussed above are meaningful to stockholders, and that the stockholder proposal is unduly restrictive.

      Your Board of Directors has therefore concluded that this proposal is not in the best interest of the Company or its stockholders, which interests are best served by permitting the Board of Directors maximum flexibility to seek highly qualified directors with complimentary skills and backgrounds. See "Corporate Governance" herein.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST the stockholder proposal (Proposal 2).

                           VOTE REQUIRED FOR APPROVAL

      The nominees for director receiving a majority of the votes cast at the Meeting by stockholders present in person or by proxy and entitled to vote shall be elected. The stockholder proposal requires the affirmative vote of a majority of the votes cast attributable to shares present in person or by proxy at the Meeting and entitled to vote. For purposes of counting the vote, abstentions, broker non-votes and other votes not cast will not be counted as voted, and the number of votes of which a majority is required will be reduced by the number of votes not cast.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of the Company's stock with the S.E.C. Directors and officers are required by S.E.C. regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from January 1 through December 31, 1996, its directors and officers complied with all applicable filing requirements.

                              INDEPENDENT AUDITORS

      The Board of Directors of Coastal has designated Deloitte & Touche LLP to audit the books and accounts of the Company for the year ending December 31, 1997. Deloitte & Touche LLP have been auditors for the Company since 1957. It is anticipated that representatives of such firm will be present at the Annual Meeting for the purpose of making a statement, should they desire, and responding to appropriate stockholder questions.

                              STOCKHOLDER PROPOSALS

      Stockholders who desire to submit proposals to the Company for consideration for inclusion in the Company's Proxy Statement and form of proxy for the 1998 Annual Meeting of Stockholders of Coastal must submit such proposals to the Secretary of the Company by November 28, 1997.

                                  OTHER MATTERS

      Management does not intend to present any business at the Annual Meeting other than as set forth in the Notice of Annual Meeting and knows of no other business to be presented for action at the Meeting. If, however, any other business should properly come before the Annual Meeting or any adjournments thereof, it is intended that all proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                     AVAILABILITY OF FORM 10-K ANNUAL REPORT

      Copies of Coastal's Annual Report to Stockholders or its Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon request to Mr. Austin M. O'Toole, Senior Vice President and Secretary, The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995.

PROXY
                             THE COASTAL CORPORATION
  Proxy Solicited by the Board of Directors for the May 8, 1997 Annual Meeting

The undersigned hereby appoints O. S. WYATT, JR., HAROLD BURROW and DAVID A. ARLEDGE, and each of them, proxies, with power of substitution, to vote all stock owned by the undersigned of THE COASTAL CORPORATION at the Annual Meeting of its Stockholders to be held on May 8, 1997, and at any and all adjournments thereof, hereby revoking any proxy heretofore given.



                                   Please sign, date and return your Proxy
                                   promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing in a fiduciary capacity, please give full title.

                                                  -----------------------------
                                                  Date
                                   --------------------------------------------
                                                       Signature(s)

                                   --------------------------------------------

                          - CONTINUED ON REVERSE SIDE -
-------------------------------------------------------------------------------
                  PLEASE DETACH, SIGN, DATE AND MAIL YOUR PROXY


                             YOUR VOTE IS IMPORTANT

              To secure the largest possible representation at the
               Annual Meeting of Stockholders and save the expense
                of a second mailing, would you please return your
                  Proxy promptly in the enclosed envelope which
               requires no postage if mailed in the United States.

This Proxy will be voted as directed, but if not otherwise directed, it will be voted FOR all nominees named below and AGAINST Proposal 2.

The shares represented hereby shall be voted as follows:

      (1) The Board of Directors unanimously recommends a vote FOR all persons named below:

      Elect four Class II directors to terms of office expiring at the 2000 Annual Meeting of Stockholders as follows:

           Election of one director by holders of Common and Preferred Stock voting together as a class:

                                David A. Arledge

          Election of three directors by holders of Common, Class A Common and Preferred Stock voting together as a class:

        George L. Brundrett, Jr., L. D. Wooddy, Jr. and O. S. Wyatt, Jr.

FOR [ ]  all persons named above except,     WITHHOLD  [ ] authority to vote
authority withheld as to the following       for all persons named above.
person(s), if any.

------------------------------------------------------------


      (2) The Board of Directors unanimously recommends a vote AGAINST the following proposal:

      FOR [ ]    AGAINST [ ]    ABSTAIN [ ] stockholder proposal described in
                                            the accompanying Proxy Statement.

     (3) In their discretion on such other matters as may properly come before the meeting.

         PLEASE DETACH, SIGN AND DATE (ON REVERSE) AND MAIL YOUR PROXY





                             YOUR VOTE IS IMPORTANT

              To secure the largest possible representation at the
               Annual Meeting of Stockholders and save the expense
                of a second mailing, would you please return your
                  Proxy promptly in the enclosed envelope which
               requires no postage if mailed in the United States.

                            THE COASTAL CORPORATION
             Voting Instructions for the May 8, 1997 Annual Meeting

The undersigned hereby instructs Texas Commerce Bank National Association, the Plan Trustee of the securities identified below, to vote all stock beneficially owned by the undersigned in such plan of THE COASTAL CORPORATION at the Annual Meeting of Stockholders to be held on May 8, 1997, and at any and all adjournments thereof, hereby revoking any instructions heretofore given.

                              Please sign, date and return your INSTRUCTIONS promptly in the enclosed envelope. Sign exactly as name appears hereon. When signing in a fiduciary capacity, please give full title.

                                                  -----------------------------
                                                               Date
                                   --------------------------------------------
                                                       Signature(s)

                          - CONTINUED ON REVERSE SIDE -
-------------------------------------------------------------------------------
              PLEASE DETACH, SIGN, DATE AND MAIL YOUR INSTRUCTIONS


                         YOUR INSTRUCTIONS ARE IMPORTANT

              To secure the largest possible representation at the
               Annual Meeting of Stockholders and save the expense
                of a second mailing, would you please return your
              Instructions promptly in the enclosed envelope which
               requires no postage if mailed in the United States.

These INSTRUCTIONS will be followed as directed, but if not otherwise directed, the shares will be voted FOR all nominees named below and AGAINST Proposal 2.

The shares represented hereby shall be voted as follows:

(1) The Board of Directors unanimously recommends a vote FOR all persons named below:

     Elect four Class II directors to terms of office expiring at the year 2000 Annual Meeting of Stockholders as follows:

     Election of one director by holders of Common and Preferred Stock voting together as a class:

                                David A. Arledge

     Election of three directors by holders of Common, Class A Common and Preferred Stock voting together as a class:

        George L. Brundrett, Jr., L. D. Wooddy, Jr. and O. S. Wyatt, Jr.

FOR [ ] all persons named above except,  WITHHOLD [ ]  authority to vote for all
authority withheld as to the following   persons, named above.
person(s), if any.

------------------------------------------------------------

      (2) The Board of Directors unanimously recommends a vote AGAINST the following proposal:

     FOR [ ]    AGAINST [ ]    ABSTAIN [ ]    stockholder proposal described in
                                              the accompanying Proxy Statement.

      (3) In their discretion on such other matters as may properly come before the meeting.


------------------------------------------------------------------------------
      PLEASE DETACH, SIGN AND DATE (ON REVERSE) AND MAIL YOUR INSTRUCTIONS





                         YOUR INSTRUCTIONS ARE IMPORTANT
              To secure the largest possible representation at the
               Annual Meeting of Stockholders and save the expense
                of a second mailing, would you please return your
                 Instructions promptly in the enclosed envelope
                   which requires no postage if mailed in the
                                 United States.